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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
                                                              Release No. 04-006

INDUSTRIAL DISTRIBUTION GROUP, INC.         For Additional Information, Contact:
(NASDAQ: IDGR)                                                    Jack P. Healey
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                             Industrial Distribution Group, Inc.
                                                                  (404) 949-2100
                                                                 www.idglink.com

          INDUSTRIAL DISTRIBUTION GROUP REPORTS SECOND QUARTER RESULTS

  22.1% GROWTH IN FPS REVENUES, A MAJOR FOCUS OF COMPANY-WIDE STRATEGY, DRIVES
                       TOP LINE GROWTH AND STRONG EARNINGS

ATLANTA, GEORGIA, AUGUST 5, 2004 - Industrial Distribution Group, Inc. (NASDAQ:
IDGR) today reported financial results for the second quarter ended June 30, 2004.

Second quarter 2004 revenues were $133.9 million, an increase of 10.6% compared to the $121.1 million reported for the comparable quarter of 2003. Flexible Procurement Solutions(TM) (FPS) revenues, including storeroom management, increased $13.4 million or 22.1% as a result of growth in new customers and increased revenues from existing sites due to the increase in the pace of manufacturing production. Second quarter 2004 net earnings were $1.5 million or $0.16 per diluted share compared to net earnings of $543,000 or $0.06 per diluted share for the comparable quarter of the prior year.

For the six months ended June 30, 2004, revenues were $260.1 million compared to $244.1 million for the first six months of the prior year. The company's 2004 year-to-date net earnings were $2.7 million or $0.28 per diluted share compared to net earnings of $803,000 or $0.09 per diluted share for the six months ended June 30, 2003. The increase in revenues, combined with a continued focus on customer profitability and cost control, enabled the company to achieve net earnings for the first six months of 2004 that were higher than net earnings for the full year 2003.

Revenues from FPS, IDG's services-based supply offerings including storeroom management, comprised 55.3% of IDG's total sales for the second quarter of 2004 compared to 50.0% of IDG's total sales for the comparable period in 2003.

Year-to-date, FPS revenues increased $18.1 million or 14.7% compared to the prior year. At June 30, 2004 the company had 328 total FPS sites including 104 storeroom management arrangements, a net increase of 36 FPS sites since June 30, 2003.


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[INDUSTRIAL DISTRIBUTION GROUP LOGO]


"We are seeing positive signs in the manufacturing sector where higher production levels helped us achieve increases in IDG's sales growth," said Andrew Shearer, president and CEO of IDG. "We have said all along that as manufacturing production levels increased, IDG would achieve a benefit from both new customers and increases from existing customers, resulting from the higher manufacturing production levels. This was evident for us during the second quarter and is a further validation of IDG's services and product focused business model. Importantly, growth from existing FPS sites, like storeroom management, generates these higher revenues without a corresponding increase in headcount or other fixed costs," concluded Shearer.

General MROP sales decreased $0.6 million or 0.9% during the second quarter over the prior year quarter, a significant improvement from recent quarters resulting from the better manufacturing environment, but also a result of the company's continued focus on this business line and customer profitability goals.

During the second quarter the company continued to closely manage its expense and cost structure and to further rationalize its operations. Driven in part by cost control and also the economics of FPS services, selling, general and administrative (SG&A) expenses declined as a percent of sales to 19.7% from 21.0%, with the related rise in revenues and customer growth. SG&A expenses for the quarter increased only $1.0 million or 3.8% to $26.4 million compared to the $25.4 million for the prior year second quarter. The increase was due to variable selling costs offset by the reduction in the fixed operating expenses of the business, such as facility costs and IT infrastructure costs, which totaled $0.5 million as compared to the prior year quarter.

IDG continued to manage its working capital during the second quarter. In addition, the company was able to maintain its long-term debt level at approximately the same level as at the end of the first quarter of 2004. Long-term debt at June 30, 2004 was $30.1 million, an increase of $3.7 million over December 31, 2003. Changes in working capital were driven by increases in accounts payable and accounts receivable, which were substantially related to the higher level of business and sales activities, as evidenced by the increase in receivables due in less than thirty days. Inventory levels were virtually flat, suggesting that the company has rationalized and made its inventory levels more efficient to meet customer needs and that the increase in business activity has been supplied by purchases that go directly to customer production as the increase in payables would suggest.

"During the second quarter we continued to successfully execute on our business strategies and objectives," commented Shearer. "We saw additional signals that the level of manufacturing production has improved, yet it is not fully robust within certain sectors such as the automotive and aerospace industries. Our business model was further validated with the increase in customer activity as we experienced double digit sales growth with only a marginal increase in costs. We remain confident that with a continued focus on our objectives, IDG will continue to deliver documented cost savings to manufacturers and that should lead to positive results for our shareholders," concluded Shearer.

About IDG

Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The company provides outsourced


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maintenance, repair, operating, and production ("MROP") procurement, management, and application expertise. IDG also provides an array of value-added services and other arrangements, such as Flexible Procurement Solutions(TM) (FPS). These solutions emphasize and utilize IDG's specialized knowledge in product applications and process improvements to deliver documented cost savings for customers. In addition, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require.

IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including General Electric Company, Borg-Warner Inc., Ford Motor Company, Duracell Corporation, and The Boeing Company. The company currently has a presence in 43 of the top 75 manufacturing markets in the United States.

Flexible Procurement Solutions(TM)

IDG's Flexible Procurement Solutions(TM) (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.

In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected or anticipated operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed within the company's Form 10-K, under the caption "Certain Factors Affecting Forward Looking Statements," which discussion is incorporated herein by reference, or any Form 10-Qs or any Form 8-K filed or furnished to the Securities and Exchange Commission from time to time. The company undertakes no obligation to update this statement and it is made with the express purpose of invoking the Safe Harbor provisions of the Private Securities Litigation Reform Act.

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                       INDUSTRIAL DISTRIBUTION GROUP, INC.
                             Statements of Earnings
                        (in thousands, except share data)
                                   (unaudited)


                                                       THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                              JUNE 30,                            JUNE 30,
                                                     2004               2003              2004                2003
                                                 ------------       ------------       ------------       ------------
Net Sales                                        $    133,926       $    121,071       $    260,067       $    244,148
Cost of Sales                                         104,667             94,161            202,666            189,921
                                                 ------------       ------------       ------------       ------------
      Gross Profit                                     29,259             26,910             57,401             54,227
Selling, General & Administrative Expenses             26,350             25,383             52,278             51,449
                                                 ------------       ------------       ------------       ------------
      Income from Operations                            2,909              1,527              5,123              2,778
Interest Expense                                          418                596                822              1,359
Interest Income                                            (3)                (6)               (18)               (12)
Other Expense (Income)                                     23                (12)                (1)               (10)
                                                 ------------       ------------       ------------       ------------
Income Before Income Taxes                              2,471                949              4,320              1,441
Provision for Income Taxes                                947                406              1,655                638
                                                 ------------       ------------       ------------       ------------
Net Earnings                                     $      1,524       $        543       $      2,665       $        803
                                                 ============       ============       ============       ============

Basic earnings per common share                  $       0.16       $       0.06       $       0.29       $       0.09
                                                 ============       ============       ============       ============
Diluted earnings per common share                $       0.16       $       0.06       $       0.28       $       0.09
                                                 ============       ============       ============       ============

Basic weighted average shares outstanding           9,309,919          8,931,142          9,285,016          8,916,959
                                                 ============       ============       ============       ============
Diluted weighted average shares outstanding         9,685,463          9,083,698          9,631,110          9,071,655
                                                 ============       ============       ============       ============


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                       INDUSTRIAL DISTRIBUTION GROUP, INC.
                            Condensed Balance Sheets
                                 (in thousands)


                                                    JUNE 30,        DECEMBER 31,
                                                     2004               2003
                                                  ------------      ------------
                                                  (unaudited)
ASSETS
  Total Current Assets                            $    138,562      $    124,072
  Property and Equipment, net                            6,682             7,006
  Intangible and Other Assets, net                       1,983             2,067
                                                  ------------      ------------
  TOTAL ASSETS                                    $    147,227      $    133,145
                                                  ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

  Total Current Liabilities                       $     56,336      $     49,014
  Long-Term Debt                                        30,070            26,348
  Other Long-Term Liabilities                              966             1,190
                                                  ------------      ------------
  Total Liabilities                                     87,372            76,552

  Total Shareholders' Equity                            59,855            56,593
                                                  ------------      ------------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $    147,227      $    133,145
                                                  ============      ============





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